EXHIBIT 99.1



FINANCIAL COMMUNITY PRESENTATION

These presentations contain forward-looking statements, which are subject to risks and uncertainties and speak only as of today. The words "believe", "expect", "anticipate", "intend", "aim", "will", or similar expressions are intended to identify these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

Fluctuation in the equity markets in 2001, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management and distribution fees received based on those assets; potential deterioration in the high yield sector, which could result in further losses in AEFA's investment portfolio; developments relating to AEFA's new platform structure for financial advisors, including the ability to increase advisor productivity, moderate the growth of new advisors and create efficiencies in the infrastructure; AEFA's ability to effectively manage the economics in selling a growing volume of non-proprietary products to clients; investment performance in AEFA's mutual fund business; the success and financial impact of reengineering initiatives being implemented at the Company, including cost management, structural and strategic measures such as vendor and process consolidation, outsourcing and using lower cost internal distribution channels; the ability to control and manage operating, infrastructure, advertising and promotion, and other expenses as business expands or changes, including balancing the need for longer term investment spending; consumer and business spending on the Company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services business; successfully expanding the Company's on-line and off-line distribution channels and cross-selling financial, travel, card and other products and services to its customer base, both in the U.S. and abroad; effectively leveraging the Company's assets, such as its brand, customers and international presence, in the internet environment; investing in and competing at the leading edge of technology across all businesses; increasing competition in all of the Company's major businesses; fluctuations in interest rates, which impacts the Company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and returns on the Company's investment portfolios; foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect commercial lending activities, among other businesses; legal and regulatory developments, such as in the areas of consumer privacy and data protection; acquisitions; and outcomes in litigation.

A further description of these and other risks and uncertainties can be found in the Company's 10-K Annual Report for the fiscal year ended December 31, 1999 and other reports filed with the SEC.

                       Financial Community Presentation
                               February 7, 2001


Ken Chenault's presentation
-------------------------------
Thanks, Ron.   Good afternoon everyone.

Thank you for joining us.

The agenda for today's meeting is as follows:

First, I'll review some of the highlights of the Company's performance for 2000, including:
o a summary of our financial results, and
o key business developments for the year.

I'll also provide an assessment of how we see 2001 evolving, including some of the internal and external factors that will shape our financial performance.

Al Kelly, President of U.S. Consumer and Small Business Services, will make the business presentation.

Al will cover the Global Consumer Card business, giving you a sense of:
o the business as it stands today;
o the key elements of our strategy;
o and a sense of what it will look like going forward.

Finally the last hour or so will be available for you to ask any questions you may have of me, or other members of our management team.

By now most of you have seen both our earnings release and the financial notes Ron Stovall provides, which we post on our website and also file with the SEC.

They discuss our results in some depth.

So I'll spend my time today hitting highlights, as well as focusing on those areas of particular strength or concern.

From a consolidated financial perspective, we did very well in 2000.

o Earnings per Share increased 14%;
o return on Equity remained at 25%;
o and Net Revenues rose by 13%.

We again met or exceeded each of our three long-term financial objectives:
o EPS growth of 14% was within our long-term range of 12% to 15%;
o we continued to surpass our ROE target of 18-20% by a substantial margin;
o and we exceeded our goal of at least 8% revenue growth.

We are obviously pleased with these overall results.

We achieved very solid financial performance, while at the same time investing in the business and building our franchise.

However, there were a number of issues at AEFA that had a negative impact in the latter half of 2000, and which are likely to continue into 2001.

I will discuss our 2001 outlook in a few minutes, but for now let me just say the following:
o a number of items from 2000 will affect 2001, including equity market levels, interest levels and direction, default rates, and the results from our reengineering initiatives;
o each of these items will serve to produce an unevenness in the quarterly earnings stream of the company during 2001, and will be most pronounced at Financial Advisors.

However, as we indicated in our earnings release, we do expect to deliver full year EPS growth within our target range - although at the low end of that range.

Those of you who regularly follow our company know that we do not typically make forecasts.

Our targets are intended to be on average and over time, and they essentially speak for themselves.

But given concerns about the impact of a slowing economy and the 4th quarter issues reported at AEFA, I felt it was appropriate to provide some guidance on our 2001 performance.

In looking at the earnings estimates issued since the 22nd, there appears to be a perception by some that we are being conservative in our assessment of the year ... that we are setting the bar low so that we can easily clear it over the course of the year.

I can tell you this was not my intent.

My objective was twofold:
o to indicate the challenges ahead in 2001,
o while also providing guidance on our overall ability to deliver earnings, given those challenges.

To provide further perspective on our 2001 performance I now want to go into some specifics on the major business developments - both positive and negative
- that occurred in 2000.

2000 was again an excellent year for our card businesses - in the U.S. and across international.

In fact, our performance was strong across every component of the card business.

The total number of cards in force increased by 12%.

Helped by:
o the continued positive response to Blue From American Express and Costco,
o the acquisition investments we made over the last several years in the U.S. and across international,
o and the growth in GNS ...
  we added 1.3 million net new cards in the quarter and closed the year at almost 52 million cards.

Billed business grew by 17% on a reported basis.
o U.S. billings increased by 19%;
o and International rose by 11% on a reported basis - 17% on an FX adjusted basis.

Against these billings our discount rate has remained relatively flat, down only 2 basis points since last year, primarily as a result of a shift in mix to retail merchants.

Our worldwide lending efforts closed out another year of exceptional performance, led by:
o Blue From American Express,
o our international Blue products,
o Costco,
o and Small Business Services.

Lending balances ended the year just below $32 billion, up 24% from last year.

For the full year, our portfolio yield in the U.S. was 7.6%, down from 8.6% last year, but generally flat to the rate in the 4th quarter of 1999. During 2000 we saw positive effects on the yield from a decreasing proportion of balances at introductory rates.

These gains, however, were generally offset by higher funding costs and a continued mix shift in the portfolio to fixed rate and lower rate offerings.

                                * * * * * * * *

2000's strong growth in billings and A/R produced market share gains in both the card and lending businesses.

In the U.S., through the second quarter, Nilson reported that our share gain was the largest across the four major networks.

We increased share by 80 bp to 21.0%, with our share gain coming entirely at the expense of Visa.

Looking at our top 24 markets around the world through the 2nd quarter:
o share rose by more than 100 bp in 8 markets;
o we saw gains of 10 to 100 bp in 11 markets;
o and had declines of less than 100 bp in 5 others.

In the U.S. our strong A/R growth over the last few years has moved us from 9th place four years ago...

 ...to 6th place as of the end of the year, for a 23% compound annual growth rate.

This growth in share resulted from a number of factors, including our launch of new products around the world.

This year saw the introduction of:
o Blue for Business in the U.S.,
o a relaunched version of Blue from American Express in the U.K. and in several other markets,
o Costco co-brands in Canada,
o Singapore Airlines co-brands and
o the expansion of the Centurion card to Hong Kong and Germany.

In our Global Network Services business we signed 12 new partners during 2000, 5 of which have been publicly announced.

These signings bring our total number of partnerships up to 70 - all, of course, outside of the U.S.

Merchant signings continued to bring new establishments into the franchise, increasing spend coverage to above 95% in the U.S. and 88% across international.

While not a merchant signing, a very significant accomplishment this year was the arrangement we completed with the Japan Credit Bureau - JCB.

JCB is the largest merchant acquirer in Japan.

Our agreement with them provides for reciprocal card acceptance, merchant acquisition, and merchant processing in 6 markets, including Japan.

As a result of this arrangement we expect to add several hundred thousand active merchants to our base in Japan and gain parity there with bankcards by the end of 2001.

While we touched on some aspects of our international performance as we looked at card growth, merchant signings, and GNS, the overall performance of our International businesses deserves mention.

As we have said for a number of years, expansion outside of the U.S. is a key growth strategy for us.

Our stated goal for this business has been to grow international earnings at a rate of 25-30% per year.

To achieve this we have been making significant investments throughout International over the last several years - investments in customer acquisition and reengineering.

In 2000 we saw the benefit of both of those investments take hold.

Our indicators and margins were up, both across businesses and across markets.

As a result of this progress, we were able to achieve our stated earnings growth goal for this part of the business for the year - a significant accomplishment that allowed us to further invest in company-wide growth initiatives.

Credit performance was another strong area for us in 2000.

For charge cards, our loss provision rate continued to be at the low end of our historical range.

On the lending side of the business, our net write-off rates have also declined over time, averaging 4.4% for the full year.

Turning to other businesses, American Express Bank made progress this year in their efforts to refocus their business mix toward consumers.

Our strategies for Private Banking and Personal Financial Services are delivering results with:
o Private Banking holdings up 12%
o and Personal Financial Services volumes up 19%.

At the same time we grow our consumer businesses, we continue to wind down our corporate banking exposure.

As you can see, since 1997 our total loan portfolio at AEB has declined from $6.2 billion to $5.3 billion.

In addition to the overall decline, there has also been a pronounced change in the mix of our holdings.

While correspondent banking loans have stayed at approximately the same proportion, Corporate loans have fallen from 50% of the portfolio to 33%.

And Personal Financial Services and Private Banking now account for over 40% of loans vs. only 22% three years ago.

This strategy of de-emphasizing corporate lending, however, will continue to negatively impact AEB's total revenue growth until our consumer businesses grow further.

But, by refocusing the business, we serve to stabilize the Bank's performance, improve returns and lower our risk profile.

In addition to the repositioning, a number of reengineering initiatives were implemented to improve the Bank's overall margins.

With the creation of Global Financial Services under Jim Cracchiolo, we are actively looking at ways to identify and implement expense and revenue synergies that cross American Express Bank, Financial Advisors, and International Card and GNS.

Advisors are key to our growth plan at AEFA. After several years of planning, we rolled out our advisor platform expansion.

We have now implemented a model where, depending on their desired level of support and structure, advisors can choose to be:
o employees,
o branded independent contractors or
o independent unbranded contractors.

While we are still working with some design issues related to advisor productivity and overall expense levels, the implementation itself was successful.

Designing, communicating and implementing the platform details to 12,000 advisors across the U.S. was a very complex task.

But the implementation was completed essentially on time, and with few significant problems.

Aided by the flexibility of our platform design, we had another year of double digit growth in the size of our advisor force, adding almost 1,300 advisors.

We continue to have a strong pipeline of pre-appointment candidates, although, as we have discussed, we are moderating our absolute growth in order to focus more on advisor productivity.

Advisor growth contributed to a number of positive indicators at AEFA.
o We increased our client base by 12%;
o saw growth in cash sales of over 20% for the year; and
o we grew fees from financial plans by 21%, excluding the impact of new revenue accounting rules.

In addition, the percent of sales generated from financial plans and advice increased in the 4th quarter to over 70% - the first time we have seen that level since the implementation of our financial planning approach over 10 years ago.

Now let me turn to the internet. Our internet progress continued in 2000.

From the launch of our new homepage...

 ...to the other capabilities we added, it was another year of accomplishment.

We launched private payments, our service that allows Cardmembers to use a one-time card number for their online purchases.

In addition to expected increases in spending volumes, this product further establishes us as a leader in online security and privacy.

We launched "The Offer Zone", which consolidates all of our American Express and cardmember merchant offers in a single site.

We expanded our international capabilities,
o including new sites in Sweden, the Netherlands, Italy and Spain,
o and the expansion of Check Your Bill and Online Card applications to 14 countries.

We made equity investments in 21 additional internet companies.

These investments provide us with capabilities ranging from online restaurant reservations to privacy and encryption services.

Now, while both TRS and the Bank had strong years, AEFA's growth for the year and the 4th quarter slowed as industry conditions weakened and losses on our high yield portfolio expanded.

A number of our core indicators, such as average managed assets, net asset flows, financial plans and cash sales, exhibited acceptable growth in Q4 and for the full year, driving up both revenues and earnings.

However, a number of issues converged during the last several months of the year to negatively impact results.

As I said, we expect several of these issues to carry into the first half of this year as well.
o Losses on directly owned high yield bonds and low grades in other structured investments reduced investment income by approximately $123 million in 2000.
o In addition to the losses, higher interest rates further reduced spread income on investments
o Substantial market depreciation reduced our core management fees.
  However, on a full year basis, the impact of this was mitigated by $105 million year over year realized benefit from equity fee hedges.
o Human Resource expenses rose by 20%, reflecting higher field force compensation expenses and costs of the new advisor platforms, among other factors.

The most significant item in the quarter for AEFA was clearly the high yield issue.

Over the last several years we have benefited from the relatively higher returns generated by these investments.

We accepted that these returns came with higher risk.

For clarification, the high-yield and structured investments at AEFA are accounted for differently than those held by trading firms.

We do not trade these investments, therefore we do not "mark to market" through the income statement.

Since we hold our investments, we recognize losses based on impairment analyses, which we evaluate on an ongoing basis.

Going forward, we will continue to invest directly in high yield bonds because of their generally high overall returns.

For structured investments, such as collateralized debt obligations, we have significantly scaled back our activity.

In terms of AEFA overall, the fundamental business model is sound.

The model provides us with a number of significant advantages relative to our peers, and we believe it continues to position us well for future growth in the long-term.

The management team at Financial Advisors is taking actions to address our overall performance and economics - for both the short-term and the long-term. Short-term steps include:
o prioritizing our investment spending,
o making appropriate modifications to our platforms to increase productivity,
o improving product offerings and performance,
o and tightly managing overall expense levels.

To recap, on an overall basis I believe the company delivered very good results for the year.

o TRS had strong performance across every significant indicator - revenues, earnings, market share, cards, billings and credit.
o The Bank, while small in terms of absolute contribution to earnings, made progress in their efforts to refocus and improve their business model.

     In addition, the Bank continued to effectively execute a range of cross sell initiatives.

o Financial Advisors had difficulties, but, given the weakness of the equity markets, its core businesses held up well relative to the industry in terms of:
        - net asset flows
        - and sales of mutual funds, insurance, annuities and financial plans.

As I discussed with you at our August meeting, the diversity of our businesses under a single operating company continues to be a core asset of the company.

Our breadth and depth of products and businesses provides us with flexibility, coherence, and leverage through different economic cycles and market circumstances.

In 2000, we took advantage of this strength and delivered strong consolidated results.

2001 will be a further test of that diversity.

The fourth quarter did see slower growth in card spending.

This was reflected not just in our numbers, but in numbers reported across the industry.

We don't know to what extent or how long it will continue.

While one month does not make a trend, our January numbers looked encouraging
- with consolidated billings growth in the mid-teens.

But if spending slows further and credit weakens, we will be impacted - not to the same extent as some of our competitors - but impacted nonetheless.

Since we can't determine with precision how the economy will perform, we have prepared for a range of economic scenarios for 2001.

In addition, we have implemented a timely, detailed process to monitor both:
o external business conditions, such as consumer spending, interest rates and movements in the equity markets,
o and internal indicators, such as billings, mutual fund inflows and redemptions, and credit levels.

As I indicated earlier, a number of issues will impact our growth rate in 2001:
o Equity market levels during the first half of 2001 are lower versus last year and lower than we expect them to be later in the year. Our hedging strategy in 2000 essentially locked in our management fee revenues as if the S&P was at around 1500 throughout the year.
  As the S&P fell during the year to 1320, these hedges produced a significant benefit that cushioned the impact of the market decline. In all, our management fee growth benefited on a year over year basis by $105 million relative to what we would have earned without the hedge. With hedge protection not economically viable at the same level in 2001, growth in our management fee revenues will slow for the year, and - absent a sharp increase in market values - will likely be negative in the first half.
o The current interest rate environment will continue to pressure spreads early in the year, although we expect comparisons to improve as the year progresses and the benefit of recent short-term rate reductions takes hold.
o Default rates within the high-yield sector of the market as we enter 2001 are at higher levels than a year ago. Continued persistency of these defaults is likely to have a negative impact on earnings.
o And the higher platform-related compensation levels for advisors early in 2001 won't become comparable against 2000 until the second quarter.
o On the positive side, as Gary Crittenden discussed on the 4th quarter earnings call, a number of significant reengineering initiatives were implemented beginning in 2000. Given the typical timing of these projects, their economic contribution will increase over the course of the year, and deliver the majority of their benefits in the second half of 2001.

The impact of these factors - plus and minus - will not be spread evenly over the year.

But, based on the facts today and our internal forecasts, I believe we will achieve earnings per share performance at the low end of our targeted range.

There are a number of reasons for our confidence.

FIRST, as I mentioned previously, is the diversity of our businesses.

Because of our breadth, there are a number of business levers we can pull and adjust as the year progresses and circumstances change.

o Investment spending in one business can be reprioritized to counter weakness in another...
o ...while our geographic scope allows us to reallocate resources on a timely basis when certain markets slow, or others improve.

In addition to having levers to pull, we have also implemented, as I mentioned, a monitoring process that guides us on when to pull them.

Our diversity provides flexibility.

And flexibility is the single most important attribute for a company as economic cycles change.

A SECOND reason for confidence is the strength of our core card businesses.

Within the U.S. and across international we made substantial investments over the last several years.

o        We launched new products,
o        added significant numbers of new cardmembers,
o        expanded our merchant signings, and
o        further strengthened our corporate and small business card bases.

Those investments are now providing economic benefits.

As many of you know, the economic return of cardmembers increases with time.

As tenure rises, cardmember spending typically increases, and credit and attrition generally improve.

The investments of the last few years have gained traction.

They are delivering tangible economic results - which we believe will continue.

THIRD is our experience in dealing with economic cycles.

We have benefited from the economic wind at our back over the last several years, but we also know what it's like to struggle against a strong headwind.

Our operations people, and specifically our risk management staff, are among the best in the business.

They are highly skilled and experienced, and have continually improved our processes over the years.

They can recognize the warning signs of a credit downturn and implement timely, appropriate actions in response.

As a result, we believe we can manage through a slowing economy better than many of our peers.

o We have experienced both soft and hard economic cycles before - most recently in several of our international markets.
o We have expanded our range of distribution channels over the last several years.
o We have implemented improvements to our credit and collection processes and skills.
o Our lending expertise has increased as we have successfully grown new portfolios while reducing overall write-off rates.

The FOURTH factor in our favor is our reengineering experience.

Reengineering has been a priority at American Express for a number of years.

We have gone through 3 distinct rounds of reengineering during the last decade, taking over $3 billion from our expense base.

As the last two rounds were my personal responsibility, I have more than a passing knowledge of this subject.

During 2000, we began to turn up the level of intensity on reengineering and move the organization to a more proactive state.

We geared up our reengineering activities last year for three reasons:
o first, we recognized that the robust economic environment was not going to continue indefinitely;
o second, our investment opportunities had expanded and we wanted the flexibility to take full advantage of them;
o and third, we reengineered to improve our competitive advantage in terms of both servicing and margins.

With the initiatives of 2000 as a foundation, our plans for 2001 include specific reengineering targets for each part of the Company.

Each business and staff leader understands their target and has established specific programs to achieve it.

In addition, Gary Crittenden, our CFO, has responsibility for monitoring all reengineering plans and assessing our progress against our objectives.

We are using a variety of approaches and tools in achieving these goals, including Six Sigma, a quality approach successfully used by a number of major companies such as GE and Motorola.

Over the past two years we have trained over 400 "Black Belts" who have been proactively involved in more than 350 projects company-wide.

Examples of some of our reengineering initiatives for 2000 and 2001 include:
o improvement of demand management tools in order to make the most productive use of our technology resources;
o consolidation of purchasing efforts through the implementation of an online architecture to optimize discounts and limit spending outside of formal channels;
o if we can gain a sustainable long-term advantage, the outsourcing of select technology functions such as our voice and data network operations, and our data center operations;
o the implementation of card, travel and AEFA customer servicing outside of the U.S. in order to sustain our business growth on an economic basis;
o and the migration of customers, employees and advisors to the internet.

In this area we have expanded and/or improved our online service capabilities for:
        - e-statements,
        - pay by computer,
        - Membership Rewards redemption,
        - Signing and servicing of merchants,
        - corporate card account maintenance,
        - and employee and advisor training and communication.

Because of the nature and the timing of our reengineering initiatives, we expect the economic benefits from these plans to start off slower in the first half of the year, but to gain full momentum as the year progresses.

Since I can guarantee at least one of the questions that will be asked during the Q&A, I will save us time and give you an answer now.

While I am not going to give you our overall target, I will tell you this - given the size of our expense base and the organizational effort involved in these initiatives, in order for this round of reengineering to be meaningful it must deliver at least $500 million in benefit this year.

And I believe it will.

                                * * * * * * * *

Closely linked to our earnings expectations for 2001 are the priorities I have identified for the company.
o We will closely monitor our financial results so that resources can be appropriately reallocated. Note that I said our resources would be reallocated - not eliminated. We intend to invest in key business priorities to maintain our growth momentum. Even in tighter economic times, we will not allow our tactics to shift from the offense to the defense.
o We will continue to focus on gaining market share.
  We will, in fact, look to a downturn as an opportunity to accelerate those gains.
o The implementation of our reengineering plans is a priority, not just for the economic flexibility provided, but for the competitive advantage that can be gained as well.
o Our Global Financial Services strategy will move forward.
  This initiative covers all aspects of our financial services businesses, including:
  - the growth of our retail distribution network,
  - building a stronger asset management company,
  - building our online financial services capabilities,
  - and integration opportunities across Financial Advisors, the Bank and International Card and GNS.
o We will remain focused on engaging in targeted acquisitions.

  On the card front, we will implement and learn from our two U.S. card portfolio acquisitions - Shop Rite and Bank of Hawaii - and from the Telekurs acquisition made by our card joint venture in Switzerland. Al will provide some detail on these transactions during his presentation. We will continue to look for additional buying opportunities to gain further card market share. At the same time we will look to broaden our financial services capabilities.
  While we continually look at tradeoffs between "buy" and "build", when we find we need specific capabilities to round out product lines or increase scale within our strategic growth areas, we will look to "buy". One example of this is our recent acquisition of Sharepeople - an online brokerage based in the U.K. In addition to their existing customer base, Sharepeople provides us with a sound technical infrastructure that we believe can be leveraged for future expansion in Europe.

o Finally, we will devote time and attention to talent development. Our people are a competitive advantage.
  A priority across the organization will be to develop and retain the leaders we will need for the next decade.

                                * * * * * * * *

In summary, 2001 will be a challenge.

o As the economic environment plays out, we have a number of significant business levers at our disposal that can be adjusted as circumstances warrant. While we would, of course, prefer a more robust economy in 2001, we have planned for a range of economic conditions.
o Potential deterioration in the high yield portfolio at AEFA may continue. But this does not represent a problem with our fundamental business model.
o The momentum of our reengineering initiatives should grow during the course of the year.
  We expect to deliver material savings during the last two quarters as the programs implemented in 2000 take hold and impact our run rates.
o As we discussed in our earnings release, the timing of issues in 2000 and 2001 will serve to make growth in the first and second quarters more difficult than in the third and fourth. While we do not expect to have consistency each quarter, we believe we will achieve full year EPS growth at the low end of our target range.

Our belief in the potential of the company is strong.

We have made significant progress over the last few years in:
o growing our revenues,
o acquiring customers,
o enhancing our brand, and
o building our franchise.

We have a solid foundation for growth, a dedicated and experienced leadership team and a commitment, as always, to the long-term interests of our shareholders.

                                * * * * * * * *

With this assessment of the overall company as context, let me now turn to today's business presentation.

Given the importance of our core businesses to our earnings expectations, it is appropriate that we spend time today on Global Consumer Card.

Our card products serve as the foundation for the American Express franchise.
They:
o bring customers in our door;
o are the primary vehicle for cross selling other products and services;
o serve as the determinant of the American Express brand and all that it stands for; and
o influence the organizational structure and culture of the company.

While we have done well at internally managing our card portfolio for growth, a number of external factors clearly impact our business.

o Interest rates,
o the yield curve,
o the credit environment and
o the overall level of economic activity...

 ...are all factors that can and do affect our performance.

However, as I mentioned earlier, we have a number of business levers available to us - levers that, in our opinion, put us in a stronger competitive position than our peers.

o We have multiple distribution channels that we leverage to acquire customers.
o We also gain cardmembers through other Blue Box businesses, such as Financial Advisors and the Bank.
o We have global scale, global presence, and perhaps most importantly, a global opportunity.
o We have strong rewards programs around the world that serve to increase spending, improve credit and strengthen loyalty - a triple threat.
o We have repositioned our products from a mostly T&E focus by dramatically increasing our everyday spend coverage and marketing efforts.
o We have effectively utilized the gains generated from our securitization efforts to invest in card acquisition across our product lines in the U.S. and in major markets around the world.
o We are just beginning our acquisition efforts.
  While we won't become dependent on acquisitions, supplementing our "build" approach with appropriate "buy" transactions represents a significant opportunity.
o We continue to improve our credit expertise, successfully balancing high levels of A/R growth with improvements in credit indicators.

As you will hear, we believe the global card business is well positioned for profitable growth.

Let me now introduce Al Kelly, President of our U.S. Consumer and Small Business Services.

Thanks Ken.
Good afternoon to all of you. Today I will be reviewing our global consumer card business. In doing so, I want to remind you that global leadership over our consumer card business is divided between Jim Cracchiolo and me. Among my responsibilities, I run the Consumer Card business in the United States and Jim, among his responsibilities, leads the International Consumer Card business.

For the sake of efficiency, I am going to be the single spokesperson today but, on a day to day basis, Jim and I work closely together to ensure that our teams share best practices, collaborate on an ongoing basis and integrate where appropriate. With that, let's begin. I will divide my remarks into three areas.

First, I will provide background and context on the consumer business as well as a status of our position today.

Then I will drill down into a little more detail on several areas of the business that some of you have asked about.

And third I will look ahead and share some thoughts about our prospects for the future.

By way of background, the American Express GLOBAL consumer card business is thriving. As of the end of 2000,
o We believe we were the world's largest issuer based on purchase volume, and gaining share
o The #1 Charge Card
o The #1 airline card issuer based on # of partners; and
o The #1 Card Rewards program based on enrollees

Our success did not happen overnight. In fact, it has been a journey of great achievements and occasional setbacks. This journey is highlighted by the tremendous progress we made during the 1990s, especially the latter part of the decade. The progress, which transformed the card business, was fueled by the global execution of five strategies.

The first strategy was to EXPAND INTERNATIONALLY. We now issue cards in 54 different currencies in 60 markets. Outside of the United States, since 1990 we:
o Doubled Our Cards in Force
o Tripled Our Billings
o Increased average charge cardmember spending by over 60% and
o Grew a substantial and growing revolving credit business to complement our charge card offerings

The second strategy was to EXPAND OUR PRODUCT SET. In the early 1990s the Card business was almost exclusively focused on one product - the charge card - which was tailored to the heavy travelling consumer. In fact, our 1990 global product set was as follows:

We had:
o 3 charge card products  (Green, Gold and Platinum)
o one Optima credit card only attainable if a Cardmember already carried a charge card; and
o other non plastic lending vehicles

During the last decade, we moved away from this "one size fits all" approach, launching hundreds of products around the world which allowed us to meet the needs of broader and more diverse segments of the prime and superprime consumer population.

Today, we offer over 550 individual charge and credit card products, most on a proprietary basis, and others through a variety of third party relationships with some outstanding partners.

This transitions us to our third strategic thrust, which was to form VALUE-ADDED PARTNERSHIPS. In the 1980's and early 1990's, we focused on "going it alone", and we had some rough patches as some of our competitors formed effective relationships with big name partners. With the 1991 launch of Membership Miles (now Membership Rewards) we began focusing on building strong relationships with key partners and we ended 2000 with a "Who's Who" of partnerships throughout the world.

Generally speaking, our partnership arrangements fall into five broad categories:
o Co-Brands
o Distribution Deals
o Affinity Products
o Network Partnerships; and
o Program-based relationships

Our list of co-brand products includes many of the top T&E players. In the airline category alone, we issue cards in partnership with:

Air France
Alitalia
AeroMexico
Delta
Qantas
Singapore Airlines
Thai Airways; and most recently
British Airways
among others

Non-airline co-brands include Costco in the U.S. and Canada, Accor in France, Credit Lyonnais also in France, PT Telkom in Indonesia, MTNL in India and Hilton in the U.S.

The pace at which we have established these relationships overseas has accelerated - we launched 2 co-brands in 1999 and 5 in 2000. These partnerships not only provide us access to high quality card prospects, but also build our stature in local markets where these organizations command tremendous brand strength.

Distribution arrangements, which are largely co-brand deals outside the U.S. with banks, have also expanded with 22 new deals in 1999 and another 25 new deals implemented in 2000. These arrangements help us extend our reach by tapping into the customer bases of regional businesses.

Two examples are Suncorp Metway, a regional bank in Queensland, Australia, and Bank of Boston in Argentina.

Affinity partnerships have also proven to be an excellent new source of profitable new cardmembers. In Australia alone, we currently market over 100 individual affinity products to members of professional, sporting, philanthropic, environmental and education groups. In the United States, we have a few small affinity deals including the New York Knicks and the New York Rangers.

Our fourth category is our network business, which is thriving. By allowing other issuers to join our network, we leverage our merchant network investment over a broader base of customers, generating considerable economies of scale and new revenue streams for the company. We have seen steady growth in GNS, with 18 partnership arrangements at the end of our first year in 1996, 42 at year-end 1998 and 70 partners in 73 countries at year-end 2000.

The last type of partnership is program-based relationships. Under these arrangements, a partner joins one of our key marketing programs as an ongoing participant.

For example, we have over 700 partners in our Worldwide Membership Rewards programs. We have 93 national brand name partners and thousands of local partners in the Offer Zone, a section on the American Express website with valuable offers ranging from free shipping and handling to discounts on everything from computers, travel, ISP enrollments and even toys.

Ultimately, these partnerships help to increase the number of American Express branded products, drive more transaction volume to our merchant network and significantly expand the reach of the American Express brand.

Our fourth strategy was to DIVERSIFY OUR BUSINESS MIX. In the early part of the decade, a large portion of the spending on our products was in travel and entertainment categories such as airlines and hotels. Consequently, we were more vulnerable to downturns in those industries.

Over the last few years, we broadened the mix of spending in our card portfolios. Throughout the world, we executed a series of everyday spending promotions that incented cardmembers to use their cards at supermarkets, drug stores, gas stations and other everyday categories. We refocused our advertising and marketing material to reflect this shift versus our traditional emphasis on travel.

We also teamed up with the Establishment Services Group, led by David House, to improve merchant coverage overall, and specifically coverage in everyday categories. As Ken cited earlier, coverage in the U.S. at the end of last year was above 95%, up from 87% in 1995. Internationally, our spend coverage has grown from 73% in 1995 to 88% in 2000.

Our coverage expansion in these important everyday spend categories has spurred strong Cardmember spend growth in these same industries. In the U.S. from 1998 to 2000, our charge volume in travel industries grew just 14% compared to growth in retail of 48% and everyday categories of 102%. As a result, we have seen a mix shift over the last five years away from T&E.

In 1995, 31% of our U.S. consumer spending was in airline, lodging, car rental, and other travel. At the end of 2000, the 31% had become 24%, with a positive shift toward the everyday categories.

Our final strategy was to form MULTIPLE CARD RELATIONSHIPS with our customers. Research indicates that many consumers like to compartmentalize their spending across several cards. Some consumers prefer to put everyday purchases on one card and larger ticket items on a second card. Others want to separate business and personal spending. Our goal is to capture a dominant share of our customers' wallet by providing them with multiple cards so that they can compartmentalize their spending. We have a unique ability to do this versus our competition because of our broad and deep product set and superior data management capabilities.

We have also found that Multiple Card relationships are a key driver of profitability. Let me show you a quick series of slides relative to the U.S. that illustrates the power of our strategy.

o This first stacked bar shows the three different types of CARD-RELATED relationships a Cardmember can have with us. 25% have a charge card only, 44% have a charge card and a lending relationship, which could be a credit card, or a Lending On Charge account and 31% have a credit card only.

o This second stacked bar shows that the "Charge Only" Cardmembers account for 43% of total consumer spending, and the Cardmembers in the middle of the bar, with a multiple card relationship, also contribute 43% of spending, and Cardmembers with only a credit card make up the final 14%.

o The third stacked bar provides the split of A/R. "Lending Only" Cardmembers account for a little more than a third of the outstandings while Cardmembers with a Charge Card and a linked lending relationship represent close to two thirds of the A/R.

o The right hand side of the chart shows you the relative profitability of Cardmembers grouped into the different CARD-RELATED relationships. "Charge Only" Cardmember profitability is indexed at 100. When a Charge Cardmember adds an American Express credit card to their wallet, their profitability goes to 154. If that Cardmember enrolls in Sign & Travel or the Extended Payment Option, the profit rises to
  321. Cardmembers who have a charge card, a credit card and are enrolled in Sign & Travel or the Extended Payment Option reach a profit level of 433.
  Cardmembers who only have a credit card are less profitable than a "Charge Card Only" customer, but still offer attractive economics.

What is the bottom line of this chart?

- Linked relationships, defined as Cardmembers with a Charge Card and some type of lending product, are extremely valuable to American Express. We provide more value and their profitability is much higher.

- And, importantly, we have been successful at increasing the number of linked relationships through our multiple card strategy.

Now, if you look at our strategies in totality, they have worked well. From 1997 to 2000, we grew
o Cards in Force by 32%
o Accounts Receivable by 80%
o Billed Business by 50%

And, as Ken reviewed earlier, our success led to very good share gains in spending and A/R in the United States and we believe in a majority of our 25 major markets in International.

With that as background, I would like to move to the second chapter of the presentation and provide you with some insights into specific subelements of our strategies and certain initiatives. These insights are intended to do two things:
o Give you some more context for our consumer card business and;
o To answer some questions I know some of you have been asking

The insights I will focus on are as follows:
o The components of our revenue streams
o Our experience in cross selling and upselling
o Channel diversification
o Early performance of new products
o The importance of our loyalty programs; and
o The robustness of our Risk Management Systems

First, REVENUE STREAMS which come from four sources:
o Discount revenue, which is the revenue merchants pay us when a Cardmember spends on our products;
o Finance Charge Revenue from our revolving credit products;
o Card Fees; and
o Other Revenue, which consists largely of

  1. Program fees from Membership Rewards
  2. Fee Services, which are products and services that we sell to our cardmember base; and
  3. Assessment fees, such as late fees

In the early 1990s, the primary sources of our revenue were discount revenue and card fees. As depicted in the chart, in 1990, for the domestic business, over 70% of our revenue were from those two sources. In International, the concentration was even more pronounced as 83% of revenue in 1990 came from card fees and discount revenue.

Our revenue mix in 2000 was much more balanced. In the U.S., 53% of revenue came from discount revenue and card fees with 47% coming from finance charges and other revenue. In International, the mix was 64/36.

Finance Charge revenue grew rapidly mainly due to our focus on revolving credit products that are attractive to multiple segments in the marketplace.

For example, we have cobrand and affinity cards that we discussed earlier.

We also have Blue from American Express, which appeals to a younger and more technologically savvy consumer.

And a third example is our Lending On Charge products. These include Sign and Travel and the Extended Payment Option, which are linked to charge cards, and act as a convenient cash flow option for those customers.

In the worldwide consumer business, we have six distinct elements of our Consumer Lending portfolio -- each with more than $3 billion in accounts receivable. This blend gives us balance and diversity in the case of an economic downturn. Moreover, two of those product categories -- Lending on Charge and Delta -- are primarily priced at a Prime + 9.99% "Go To" rate. Two other elements -- Classic Optima and Platinum Optima - are relatively tenured and have a large number of cardmembers linked to a charge card with Membership Rewards. The last two product categories, domestic Blue and International, are currently the fastest growing parts of the overall portfolio.

For International, finance charge revenue has grown in significance, representing over 11% of international revenue in 2000. This is up from a negligible level only five years ago. Last year alone, International Consumer Card finance charge revenue grew by over 30%.

The second area I will cover is our success in CROSS SELLING. We have been very active in cross selling products such as Membership Rewards, additional card products, Fee Services, and supplementary cards. We have found that the more relationships a cardmember has with American Express the more profitable and loyal the cardmember. In fact, consider the following data points for the domestic business. In doing so, bear in mind that, in this case, I am defining relationships more broadly than only the card relationships I showed earlier in the stacked bar charts. In this case, a relationship element can be a card, Membership Rewards, or a fee service. That said:
o 70% of our charge CMs in the U.S. have more than one relationship with us.
o The average spending for Cardmembers increases in line with the number of relationships. If we index spending for a single relationship Charge Cardmember at 100, you see that Cardmembers with two relationships spend
  163 and Cardmembers with three or more relationships spend 222.

In addition to cross selling, we also aggressively UPSELL premium products to our cardmember base. For example, we sell Gold Cards to Personal Cardmembers and Platinum Cards to Gold and Personal Cardmembers. While this program does not add any new cards to the books, it does result in significant increases in spending, higher fee revenue and decreases in attrition.

As you move up the charge card product hierarchy, the average spend increases. This chart clearly makes that point. I have indexed the average spend for a Personal Card account to 100. Comparatively, the average Gold Card account spends 169, the average Gold Rewards Plus account spends 383 and the average Platinum Card account spends 621.

There is also an increase in spending when Cardmembers first acquire a premium product. A recent analysis from a Gold upgrade campaign in the United States indicated that, on average, Cardmembers who migrated from Green to Gold increased their spend 20% in the four month period following the upgrade compared to the four month period before the upgrade. And, in the United Kingdom, upgrading from Gold to Platinum has increased account spend by 45%.

Cross selling is related to the next area I want to discuss which is CHANNEL DIVERSIFICATION. Earlier in my remarks, I mentioned that at the beginning of the decade, we had more of a "one size fits all" approach to the card business. This was almost equally true of our channel strategy, where the bulk of our marketing activity was executed through direct mail and outbound telemarketing. During the course of the last several years, we introduced three new sales channels.

The first is inbound telemarketing, where our customer service representatives cross-sell appropriate products and services to cardmembers who call into our service centers.

The second channel is the internet.

And the third channel is personal selling, where the best example is the Costco co-branded consumer Card sold at Costco warehouses.

Four years ago, these three channels did not exist in the United States. At the end of 2000, they accounted for 31% of our new acquisitions. I am particularly excited about this change because, on a relative basis, these three channels are much more cost effective than traditional channels.

For example, it is 29% less expensive to sell supplementary credit cards through inbound telemarketing compared to the overall average cost across other channels used for this type of sale.

The other two channels, the internet and Costco, are primarily leveraged for prospect card acquisition. When we index the average cost to us to acquire a card across all channels at 100, the internet and Costco look very attractive, with the internet at 37 and Costco at 9.

Similarly in International, we have found that personal selling can yield profitable accounts across all our product lines, and is particularly effective in acquiring affinity products and lucrative small business accounts.

We have also introduced on-line applications on several of our international web sites, producing excellent results at a very low cost of acquisition.

The fourth area of insight I will review is the performance of OUR COMPELLING NEW PRODUCTS. American Express has an established track record in the area of product innovation, highlighted by the launches of the first Gold, Platinum, Small Business and Corporate Cards. All of these products were subsequently copied by our competitors.

Today, I will focus on three relatively new products, Centurion, BLUE and Costco, which continue this record of innovation. These three products were key assets in advancing our multiple card strategy, and in two of these cases, also helped attract prospects who had previously not been interested in one of our other products.

The Centurion Card, which was first launched in the United Kingdom, is a super-premium charge card that offers an unprecedented array of travel, lifestyle and financial benefits delivered to Cardmembers through highly personalized customer service. It is a key asset in our efforts to lead and own the premium card segment.

Our UK Centurion Card, which has a fee of 650 British pounds, has been very successful. We achieved a 95% conversion level when we offered Centurion to the Platinum base, and saw a 28% increase in average spending on converted accounts.

To date, in the United States, with virtually no marketing, we have issued over 4,000 Centurion Card accounts, each at a fee of $1,000 a year. These Centurion Cardmembers, on average, spend much more than Platinum Cardmembers, who are heavy spenders themselves.

Looking at same index I showed a few minutes ago, you see that the average Centurion account spends at 2,862 vs. Personal at 100 and Platinum at 621.

When looking at this trend, you may think that we simply took the top accounts from the Platinum base and gave them a Centurion card, thus diluting the quality of the Platinum portfolio. This is not true! In fact, the top 4,000 Platinum accounts have 2.8 times higher average spend than the average spend of the Centurion base.

We have also successfully introduced Centurion in Germany and Hong Kong, with still more international markets slated for launch this year. Overall, our success with the Centurion product solidifies our ownership of the high end of the market. Its worldwide launches strengthen a core and traditional part of our business.

At the same time, we have been able to broaden the appeal of American Express globally with the introduction and launches of BLUE. BLUE's positioning, its non-traditional "look and feel" and its features have attracted many new customers to the franchise.

BLUE, as I stated earlier, was initially introduced overseas in 1997, and as of today is in 14 countries.

The U.S. introduced this second perhaps more familiar, version of BLUE in late 1999. We refer to this product as BLUE from American Express.

Internationally, we subsequently went back and launched a similar product in the UK.

For BLUE, our primary objective was to appeal to a segment of the market that had largely rejected our product offerings in the past and establish American Express as a major CREDIT CARD issuer.

Our secondary objective was to create a new market for smart chips.

We believe we have been wildly successful relative to our primary objective due to the product's compelling value proposition, complemented by a comprehensive and integrated marketing campaign.

We acquired many more cards than planned, and our average A/R per account and effective yield met expectations. At year-end 2000, we had 4 million consumer BLUE products globally, with 2.2MM in the U.S. and 1.8MM in International.

To put this in perspective, I will make some comparisons to Platinum Optima because it was our primary proprietary acquisition product in the U.S. immediately prior to the launch of BLUE from American Express. In my comparisons to Platinum Optima, it is important to note that we have been pleased with that portfolio's performance.

Comparing 12-month data for an identical vintage of each product, Blue has outperformed Platinum Optima in three important dimensions:
o Average charge volume per account is higher by 42%
o Average monthly AR per account is higher by 14%; and
o The 30 day plus delinquency rate is better by 28%

We are also very encouraged by BLUE's stick rate which we define as the cardmember's propensity to remain with the product after the introductory rate has ended. In fact, both the 1999 and 2000 vintages of the portfolio have increased their average A/R balances after the Acquisition promotional period has expired.

Relative to our secondary objective and the chip, we believe that being first to market was very important. The chip helped create a unique personality for BLUE and it has jump-started the market for smart cards.

Our first mover advantage has been real, as our success with BLUE has not been impacted by competitors who have copied us and are now also introducing products with smart chips. While our financial projections for BLUE are not dependent on the chip, we remain committed to identifying solid applications for the chip. It will take time. As adoption overseas continues to grow, we expect to begin to see some new applications surface. There is no killer application on the horizon, but I believe fraud containment has the potential for being an interesting way to leverage the chip.

As mentioned earlier, we had introduced BLUE from American Express in the United Kingdom. Additionally, we also introduced BLUE in Italy, Spain, The Netherlands and Sweden in the 2nd half of last year. So far, the results have been excellent - with over 160,000 new cards through January of this year. Given this performance, we expect to launch this product in other International markets later in 2001.

Costco is another terrific story. It is a multifaceted partnership with five components:
o Card Acceptance at all Costco locations in the U.S., Canada, Japan, Taiwan and Mexico
o A U.S. consumer Co-brand no fee credit card
o A U.S. Small Business Co-brand no fee Charge Card
o International Co-Brand cards in Canada; and
o An International Card Distribution Agreement in Japan

Costco is already one of our top five merchants, with just over five billion dollars in worldwide charge volume during 2000.

The relationship has provided tremendous value to both of our franchises.

On average, in the U.S., the American Express Costco customer spends 25 to 30 percent more per transaction than the average Costco transaction.

In Canada, we acquired 118,000 Costco cards in the last seven months of 2000. Costco has 59 warehouses in Canada and a great deal of acquisition comes from in-house activity.

The U.S. Consumer Costco Card features a rebate of up to 2% which is redeemable at Costco. The product has greatly exceeded the initial forecast for most of our key metrics, especially card acquisition. By the end of 2000, we had over 1MM consumer Costco cards.

A recent analysis indicates that Costco's average monthly spend is more than 100% greater than Platinum Optima and 30 day plus delinquencies are much better.

The partnership with Costco has had other "knock-on" benefits.
o It has helped propel our goal of increasing everyday spending, and
o Since we are the only card accepted at Costco, we have put a dent in Visa's "Everywhere You Want to Be" claim.

The next area I will drill down on is LOYALTY PROGRAMS, which have been very instrumental in increasing Cardmember retention and profitability. For the sake of time, I will use Membership Rewards as the reference point for all of our loyalty programs.

Membership Rewards is one of the most useful tools we have to incent positive behavior of our customers. On average, a Membership Rewards enrollee has significantly better behavior than non-enrollees. In the U.S., enrollees:
o have 54% lower attrition
o spend an average of 40% more in the first year of enrollment
o have half the credit loss rate of non enrollees; and
o pay their bills faster.

From a bottom line perspective, the impact is very favorable. In fact, the average profit per Membership Rewards enrollee is over five times greater than a non-enrollee.

Since we relaunched the program as Membership Rewards after changing the name from Membership Miles in 1995, we have broadened the appeal of the program to more than just heavy travellers.

We now have over 650 retail partners worldwide; we also offer redemption options that allow donations to a broad set of charities and enrollees can also redeem points for cash. At the same time, we have continued to add airline partners.

We have an impressive representation of the global airline companies.

During the holiday period of 2000, we introduced in the United States, a unique 12 page Holiday Catalog that contained a wide variety of innovative and aspirational merchandise never offered before, including items priced at over 200,000 points such as a Big Screen TV and a pool table. This program was very successful. Over 880 million points were redeemed at a very attractive cost per point.

Overall, we have been very successful in driving redemptions to non-travel options, which are less expensive than travel rewards. Airline redemptions are now slightly less than 70% of our mix, which is a good shift in mix since 1998.

To summarize, loyalty programs work because Cardmembers:
o increase spend
o pay their bills faster
o have improved credit performance; and
o have better retention

The last area I want to cover in a little more detail is Risk Management. Our aggressive investments in technology, people, and analytical tools have made our risk environment and performance among the best in the industry. Our Risk Management has three defining features:
o First, our risk environment is focused on profit maximization rather than loss reduction. The risk processes are designed to assess the full economics of each customer interaction across the customer life cycle including solicitation, the point of sale experience, and even assessing collection choices. This way, the process proactively drives growth in profitable cards, AR, and billings; and yet maintains strict control on write-offs.
o Secondly, our evaluations relative to risk decisions are based upon the customer's overall card relationship rather than an individual product.
  The risk evaluation at each of the above interactions takes into account the full customer relationship with American Express. For example, the credit line-size decision for a customer with both a Delta co-brand and a charge card is not only based upon the Delta product, but also recognizes and leverages their Charge Card relationship. Similarly, we might reduce the line for a current credit card customer based upon the payment status on other Amex products.
o Thirdly, as a global issuer we have had very specific experience in managing credit during economic downturns in all corners of the world.

During the 1998-1999 financial crisis in Asia, we not only continued to grow our card base and product arsenal during this turmoil, but also managed to keep write-offs in check at the same time. And when the peso devalued in Mexico in 1995, we STEPPED UP our growth investments rather than retreat and gained significant share. Finally, in the United States we were able to recover strongly from the industry-wide credit issues of the mid 1990's.

The investment in our infrastructure, along with our product and marketing strategy, has already created large improvements in our margins.

US Consumer Charge Card loss rates over the last 5 years in 1996 is indexed to 100.

Here you see the U.S. Consumer Lending write-off rate. Here too, our write-off rates continue to improve despite our accelerating AR growth.

Now look at worldwide fraud write-off rates. The trends in consumer products are the same. Our fraud write-offs, after rising in 1999, have improved to the lowest levels in recent history.

We recognize that all credit card companies are vulnerable to a weakening economy. However, we believe we are better positioned than our competitors to weather an economic downturn and gain relative share for three reasons:
1. OUR PRODUCT SET: Our charge card product line ... due to its pay in full nature... provides a valuable early "heads-up" in predicting economic weakness. This allows us to take preemptive actions where appropriate. In addition, our growing penetration of the Membership Rewards Program, Delta, Costco and other strategic alliance products, limit our risk volatility vs. many of our competitors because these products have relatively lower write-offs.
2. OUR CUSTOMER-BASED RISK MANAGEMENT INFRASTRUCTURE provides one of the highest risk discrimination in the industry. Virtually all of our models produce better discrimination than standard industry risk scores, with half of them demonstrating over 20% improvement.
3. Our third advantage is OUR CLOSED LOOP NETWORK. Within the risk processes, especially in fraud management, we leverage detailed information related to transaction size and merchant location, history and industry. As you saw earlier, it has already improved our fraud write-offs and should significantly enhance our ability to make geographic based credit decisions during a slower economy.

All that said, as we think about risk management in 2001 the key is preparation

In the U.S., in anticipation of a weakening economy, we began a rigorous review of each portfolio during the fourth quarter and took pre-emptive actions. These actions were focused on risky customers and included cancelling certain inactive cardmembers, reducing lines and increasing the intensity of collections for delinquent cardmembers.

We are carefully watching our Cardmember base and the economy and we are prepared to take further actions as required.

This completes the insights section which I hope gave you a greater understanding of our business.

I am now going to move to chapter number three and spend some time looking forward. The road ahead will be a bit trickier as the economy is not expected to be as robust as it has been. But both our fundamentals and marketplace position are strong. Looking forward, my optimism is grounded in the following:
o First our differentiated assets, which include our global brand, our broad and diverse product set, and our loyal and affluent customer base. These assets will continue to provide a strong foundation for growth.
o Second is our competencies in cross-selling, partnering and rewards that I reviewed earlier in the presentation. As we sharpen these competencies and leverage them more, they should help support incremental growth in indicators and profit.
o Third is an excellent set of upside opportunities that I see in our business; and
o Fourth is the opportunity we have to transform our business and generate new forms of value for customers while improving margins or generating new sources of revenue that we can reinvest in the business.

I want to now expand on the last two points.

I see a lot of upside in the consumer business. I will not review all of the opportunities because of time constraints and for competitive reasons. However, I do want to discuss a few broad categories with you so that you can share some of my confidence in the future.

The first opportunity is growth overseas.

Our international consumer business has just come off a tremendous year, growing cards in force by 15%, billed business by 17% and accounts receivable by 48%.

We are confident about our growth prospects in international for a few reasons.

While we are mindful of a somewhat uneasy economic environment in some markets, we expect that the target market for our products will continue to grow. We estimate that the base of affluent consumers in our top 25 markets will expand by over 17 million households during the next 3 years and this should be positive not only for Cards in force but average cardmember spend as well.

Moreover, the share of consumer spend on plastic globally is still relatively small. As we add new industries to our merchant base, and improve our spend coverage, as we have each year, our opportunity to grow billings and discount revenue is clear.

We have only begun to see the initial fruits of our new and innovative products, enhanced distribution channels and expanded range of partnerships. The beauty of our international business is that when we find something that works in one market, we have 24 more key markets in which to conceivably roll out that same or similar concepts.

Product innovations, like BLUE and Centurion, can be adapted in many more parts of the world, and drive future growth in cards; billings and A/R in a wide range of markets.

And we have found that the more co-brands, distribution deals, affinity products and networks partnerships we establish, the more calls we get from potential parties who want to do business with us in a similar manner.

And, finally, perhaps more than at any other time in our history, we are capitalizing on an international infrastructure of standardized and flexible systems platforms.

Shifting back to the U.S. business for a moment, we have had very good success in cross-selling additional products and services to our current customers. However, only about one third of our charge Cardmembers:
o are enrolled in MR
o have a credit card relationship
o are enrolled in Lending on Charge
o have a supplementary card; or
o are enrolled in a Fee Service

Clearly we have a lot of upside in our U.S. proprietary card products.

It gets even more interesting when you think about the upside with our partners.

For example, let's examine our relationship with Delta Airlines. In the Fall of 2000, we announced a long-term extension of our partnership with Delta, which includes both the Delta Skymiles Credit Card as well as Delta's participation in the Membership Rewards program.

As part of these agreements, we jointly dedicated ourselves to an increased level of commitment to leverage our assets and marketing expertise to grow both our franchises. The outcome was the introduction of a compelling new feature on Delta SkyMiles Credit Cards called "ALWAYS DOUBLE MILES".

This feature enables Delta SkyMiles Cardmembers to earn two SkyMiles for every eligible dollar charged to the Card for purchases made at supermarkets, gas stations, drugstores, home improvement stores, the U.S. Postal Service, wireless phone bills and Delta purchases.

Of course, this is in addition to Delta Cardmembers' ability to earn one SkyMile for every eligible dollar charged for other purchases.

While it is too early to know for sure, the "Always Double Miles" feature is showing some terrific results, with year over year growth for charge volume and new cards acquired increasing in the fourth quarter versus the third quarter.

We believe that "Always Double Miles" is an innovative feature that sets a new standard in rewards and should make a significant impact on the business.

By broadening the attraction of the product and incenting more spending at different merchants, it is expected to drive better spend and retention with our current Cardmember base. It will also enable us to become more attractive to the approximately 75% of active Delta frequent flyers who currently do not carry a Delta Skymiles Card.

We recently formed a strategic alliance with British Airways to issue a new co-brand credit card in the United Kingdom for British Airways' Executive Club Members. By entering this contract, we took the revolve business from NatWest and the consumer charge business from Diners. Tailored to meet the needs of frequent fliers, our product allows Cardmembers a fast track way to earn free British Airways flights, offering up to 1.5 British Airways Miles per British Pound spent.

Since the launch on January 5th, we have received more than 31,000 applications which is only the tip of the iceberg when considering British Airways Executive Club membership is over 600,000.

As for Costco, the relationship is only 18 months old and has tremendous upside for Costco and ourselves. Although we already have good penetration of their business, I believe we have the ability to increase that share significantly. We also have an opportunity to market cards to the millions of Costco members who do not own an American Express card today.

In addition to these individual partnerships, we added some terrific partners to our Membership Rewards programs including Dell, Crate and Barrel, Lands' End, Sony Music and ANA. All of these partners add variety and choice to our programs, which improves its overall attractiveness.

Another upside opportunity is portfolio acquisitions. We believe this can potentially augment our recent success in growing credit card receivables market share which, to date, has been the result of totally organic growth. We are testing the economic viability of portfolio acquisitions with 2 small transactions:

The $70 million ShopRite portfolio -- which closed last week on January 29 -- and the $226 million Bank of Hawaii portfolio - which we expect to close during the first half of this year. The Bank of Hawaii arrangement also includes an ongoing agent bank relationship. We believe that an agent bank relationship will be a powerful way to grow our overall presence in a region, in this case, Hawaii.

You may also remember we purchased a portfolio of 339,000 debit, charge and co-branded Eurocards from Telekurs in Switzerland last year, in a joint venture with Credit Suisse. We are now in discussions with three more international organizations to purchase their portfolios.

Our goals for portfolio acquisitions are similar to organic card acquisitions. We are looking to acquire cardmember relationships in our target segments and grow profitable CIF, A/R and charge volume. We believe we can be successful for two primary reasons:
o First, we can leverage our premium network economics to compete aggressively for portfolios without sacrificing profitability.
o Second, we can leverage our product breadth (charge and lending, consumer and commercial, plus rewards) and cross-selling expertise to enhance a portfolio's economics through improved retention and higher profits per account.

Another upside is Global Network Services. These partnerships create more American Express branded products and cards in force, drive more transaction volume through our merchant network, and significantly expand the reach of the American Express brand.

As an added bonus, GNS partners have already contributed 1.4 million new merchant outlets, a significant addition to our international merchant base.

There is also tremendous potential in moving into new industry categories where plastic is an emerging form of payment. Examples include quick service restaurants, federal and state and local governments, and recurring billing industries like telecom, insurance, cable, and utilities. Combined, these selected industries represent over $100B in plastic spending opportunity.

These industries typically have not accepted plastic because their billing and payment infrastructures were not designed for plastic processing and cardmembers were never given the opportunity to use their cards for payment. Since the opportunity is so large, we have been diligent in finding solutions to gain acceptance in these industries.

Business Transformation is another initiative that is aimed at creating upside in our business by reinventing processes and capabilities through new revenue opportunities, reengineering, Six Sigma and greater leveraging of the Internet. We believe through Business Transformation, we have a significant opportunity to improve our margins and create incremental funding sources to spur further investments in our card businesses.

Will transformation really allow American Express to generate significant upside? To answer this question, I WILL COVER TWO QUICK THINGS:
o I will give one example of an effort that is underway; and
o I will talk about a couple of areas of opportunity that we are just beginning to crack

Let me give you an example of business transformation from our New Accounts Operations area where we recently installed an automated processing system, Global New Accounts (GNA). The new system significantly improves the application processing time. For example, we processed more applications in the first four months of 2000 than in all of 1998. In March alone of last year we processed over 1.5MM applications.

Due to the enhancements of this system, the cycle time of our approved accounts has been reduced by a third over the past two years. This reduction, along with an increased capacity for processing, has increased customer satisfaction and increased revenue while reducing expenses.

As we look ahead in New Accounts, we are focused on increasing our ability to make instant decisions for applications that come via the internet and over the phone. We have improved our success by more than 50% in the last year but there is still plenty of upside.

As we continue to focus on transforming the business, we are pursuing a number of additional opportunities, such as:
o Moving more processing and servicing overseas
o Migrating Cardmembers to the internet to pay their bills and receive their statements, which could result in millions of dollars of savings related to postage.
o Incenting our cardmembers to pay their bills earlier.
o Exploring new fee services to offer to Cardmembers; and
o Improving our online capabilities and incenting Cardmembers to be serviced via our website. If you look at the difference in cost between handling a service transaction on the phone, indexed at 100 vs. the internet, at 6.3, you can see why this is an important objective.
`
While we have a good mindset relative to managing our margins, we are proactively intensifying our business transformation efforts across the company. Reengineering, Six Sigma and the internet are excellent opportunities to create upside as we look ahead.

A good deal of this presentation dealt with American Express in absolute terms. Let me close by discussing our strengths compared to the industry and the competitors with whom we battle everyday. The headline is: I like our relative position.

Clearly, different competitors have unique assets. But, I believe that American Express enjoys more distinct economic and competitive advantages versus most other players. These advantages, coupled with our strategies and our track record, truly position us in the top tier of issuers.

Our competitive set breaks down as follows:
  - Monoline issuers are one group,
  - Chase and Bank One are the leaders among the large traditional
    Banks; and
  - Citigroup is in a third category by itself because it is our only true global competitor.

The monolines generally pursue more of a prime/sub-prime market versus our prime/super-prime target. They leverage efficient infrastructures that give them excellent flexibility, especially around testing different price points. The monolines have tended to depend more on securitization to fund growth and profits than traditional bank competitors or us. In terms of specific monolines, Capital One has enjoyed success through cross-selling, while MBNA has depended on portfolio acquisitions as a lever for growth.

In terms of the traditional banks, their advantages are:
o branch systems which provide a differentiated distribution channel
o a number of the major Bank players have one or two important cobrand partners; and
o the global footprint enjoyed by Citigroup.

Now I will turn to American Express, which stacks up well when we look at our advantages.

o First of all, we have a global brand and the comprehensive geographic presence to leverage it.

o Second, we have a premium customer base, which spends more and is highly valuable to merchants. No other competitor has such an attractive customer base.

o Third, we have a market leadership position in the U.S. and other markets in corporate card and small business. No other competitor has a better position with these segments.

o Fourth, as supported by our quality customer set, we have our own network on which we earn a premium discount rate. No other competitor has this advantage.

o Fifth, we have the largest card-based rewards program in the world with the largest partner set. Our points don't expire and Cardmembers can link multiple cards together in one rewards bank. No other competitor has a peer to Membership Rewards.

o Sixth, we have the largest charge card product set and customer base. The no preset spending limit and pay in full nature of the charge card provides the most upside for customer spending and the best early warning system for credit issues. No other competitor has this advantage.

o Finally, our broad product set with charge, proprietary lending, BLUE, Delta, British Airways, Costco, affinity cards, distribution deals, etc. offers the widest range of choice and it facilitates getting multiple cards in the wallets of consumers. No other issuer has as wide a range of product types and no other issuer is close to us in terms of our ability to sell multiple cards to consumers.

In closing,
o We believe we are the largest global issuer in terms of charge volume and we intend to maintain this position.
o Our recent track record is strong.
o We have a sound strategy, and an excellent set of assets that we will continue to leverage.
o Our underlying fundamentals are excellent.
o We enjoy a strong set of competitive and economic advantages
o And finally, there is terrific upside potential in our global consumer card business as we look ahead.

Thank you very much.